SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 14, 2009
Date of Report (Date of earliest event reported)
COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770 (Commission File Number)	43-1813160 (IRS Employer Identification No.)
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)
(785) 233-5171
(Registrant’s Telephone Number, Including Area Code)

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
Collective Brands, Inc. announced a change in corporate policy with respect to future change of control agreements:
1) It is the policy of the Corporation that executives should be responsible for the taxes payable by them with respect to their compensation. In unusual circumstances where the Committee believes that accommodations have to be made to recruit a new executive to the Corporation, limited reimbursement for taxes payable may be included in contracts; but even in those circumstances, the ‘gross ups’ will be subject to a three year sunset provision and limited, in the case of severance, to payments triggered by both a change in control and termination of employment.
2) Future change of control agreements will not include a modified single trigger provision.
With respect to the cancellation of the Performance Share Units granted in 2007 (the “PSUs”), the following points are some context for the cancellation:
1)	Thirteen executives including three who were retired voluntarily agreed to cancel their PSUs.
2)	These executives agreed to cancel their PSUs for no monetary compensation. By agreeing to cancellation of the PSUs, the executives eliminated that cost to stockholders for 2009.
3)	Matt Rubel, in consideration of the grant of PSUs, agreed to give up his Supplemental Executive Retirement Plan (the “SERP”). Mr. Rubel had the largest award of PSUs and did not get a retention grant award, reinstatement of his SERP or any other monetary consideration for canceling his PSU grant.
4)	There was no link between canceling the PSUs and the grant of Stock Settled Stock Appreciation Rights (“SSARs”) for retention purposes. Only three of the 13 executives who agreed to cancel their PSUs received retention grants for specific achievements.
5)	The accounting value for the retention grant of SSARs was lower than the accounting expense for the PSUs and the potential possible value of the PSUs.
6)	The retention grants are different from annual grants in that they have a three year cliff vest. In other words, the award will not vest until 2012 and the executive will receive not receive any value if they voluntarily leave before 2012.
7)	No shares of stock were ever issued to executives as a result of the grant of PSUs. Shares that were reserved for the PSUs were returned to the available grant pool just like any other award that is canceled or forfeited by associates where no shares are delivered to associates, as required by our plan that was approved by stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.
Date: May 14, 2009	By:	/s/ Douglas G. Boessen
Douglas G. Boessen
Division Senior Vice President, Chief Financial Officer and Treasurer